As filed with the Securities and Exchange Commission on May 6, 2008
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE PRODUCTS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	76-0568219
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Louisiana Street, 10th Floor Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2008 Enterprise Products
Long-Term Incentive Plan
(Full title of the plan)

Richard H. Bachmann
1100 Louisiana Street, 10th Floor
Houston, Texas  77002
 (Name and address of agent for service)

(713) 381-6500
(Telephone number, including area code, of agent for service)

Copies to:
David C. Buck
Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
(713) 220-4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common units representing limited partner interests	10,000,000	$31.04	$310,400,000	$12,199

(1)
Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of common units that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding common units.

(2)	Represents common units reserved for issuance under the Amended and Restated 2008 Enterprise Products Long-Term Incentive Plan.
(3)
Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, and based on the average of the high and low prices of the common units as reported by the NYSE on April 30, 2008.

PART  I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Enterprise Products Partners L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.  Upon request, the Partnership shall furnish to the Commission or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Partnership incorporates by reference in this registration statement the following documents and information previously filed with the Commission:

(1)	The Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed by the Partnership with the Commission (File No. 001-14323) on February 29, 2008.

(2)
The Partnership’s Current Reports on Form 8-K as filed by the Partnership with the Commission (File No. 001-14323) on February 4, 2008, February 26, 2008, March 14, 2008, March 28, 2008, April 3, 2008 and April 16, 2008 and the Current Report on Form 8-K/A as filed by the Partnership with the Commission (File No. 001-14323) on January 3, 2008 (only to the extent the information contained in each of these Forms 8-K has been filed and not furnished).

(3)
The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A/A (File No. 001-14323) as filed by the Partnership with the Commission on May 15, 2007, and any amendment or report filed for the purpose of updating that description.

All documents filed with the Commission by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The legality of the common units offered hereby is being passed upon for us by Andrews Kurth LLP.

Item 6.   Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The Partnership’s partnership agreement provides that the Partnership will indemnify (i) Enterprise Products GP, LLC (“Enterprise Products GP”), (ii) any departing general partner, (iii) any person who is or was an affiliate of Enterprise Products GP or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of Enterprise Products GP or any departing general partner or any affiliate of Enterprise Products GP or any departing general partner or (v) any person who is or was serving at the request of Enterprise Products GP or any departing general partner or any affiliate of any such person, any affiliate of Enterprise Products GP or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of the assets of the Partnership, and Enterprise Products GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to the Partnership to enable it to effectuate, such indemnification. The Partnership is authorized to purchase (or to reimburse Enterprise Products GP or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Enterprise Products GP provides for the indemnification of (i) present or former members of the Board of Directors of Enterprise Products GP or any committee thereof, (ii) present or former officers, employees, partners, agents or trustees of the Enterprise Products GP or (iii) persons serving at the request of Enterprise Products GP in another entity in a similar capacity as that referred to in the immediately preceding clauses (i) or (ii) (each, a “General Partner Indemnitee”) to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of such person’s status as a General Partner Indemnitee; provided, that in each case the General Partner Indemnitee acted in good faith and in a manner which such General Partner Indemnitee believed to be in, or not opposed to, the best interests of the Enterprise Products GP and, with respect to any criminal proceeding, had no reasonable cause to believe such General Partner Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the General Partner Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to these provisions shall be made only out of the assets of Enterprise Products GP. Enterprise Products GP is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Enterprise Products GP, regardless of whether Enterprise Products GP would have the power to indemnify such person against such liability under the provisions of its limited liability company agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Partnership or Enterprise Products GP as set forth above, the Partnership and Enterprise Products GP have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit
Number	Description

*4.1	Amended and Restated 2008 Enterprise Products Long-Term Incentive Plan dated May 2, 2008.

*4.2	Form of Restricted Unit Grant.

*4.3	Form of Option Grant.

+4.4
Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 10, 2005).

+4.5
First Amendment to Fifth Amended and Restated Partnership Agreement of Enterprise Products Partners L.P. dated as of December 27, 2007 (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed January 3, 2008).

+4.6
Second Amendment to Fifth Amended and Restated Partnership Agreement of Enterprise Products Partners L.P. dated as of April 14, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 16, 2008).

+4.7
Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, dated as of November 7, 2007 (incorporated by reference to Exhibit 3.2 to Form 10-Q filed November 8, 2007).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+ Incorporated by reference.
* Filed herewith.

Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 6, 2008.

ENTERPRISE PRODUCTS PARTNERS L.P.

By: Enterprise Products GP, LLC, its general partner

By: /s/ Michael J. Knesek
Michael J. Knesek
Senior Vice President, Controller and
Principal Accounting Officer

POWER OF ATTORNEY

The undersigned managers and officers of Enterprise Products GP, LLC hereby constitute and appoint Richard H. Bachmann and Michael A. Creel, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities indicated below on May 6, 2008.

Signature	Title (Position with Enterprise Products GP, LLC)

/s/ Dan L. Duncan Dan L. Duncan	Director and Chairman

/s/ Michael A. Creel Michael A. Creel	Director, President and Chief Executive Officer

/s/ W. Randall Fowler W. Randall Fowler	Director, Executive Vice President and Chief Financial Officer

/s/ Richard H. Bachmann Richard H. Bachmann	Director, Executive Vice President, Chief Legal Officer and Secretary

/s/ Ralph S. Cunningham Dr. Ralph S. Cunningham	Director

/s/ E. William Barnett E. William Barnett	Director

/c/ Charles M. Rampacek Charles M. Rampacek	Director

/s/ Rex C. Ross Rex C. Ross	Director

/s/ Michael J. Knesek Michael J. Knesek	Senior Vice President, Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit
Number	Description

*4.1	Amended and Restated 2008 Enterprise Products Long-Term Incentive Plan, dated May 2, 2008.

*4.2	Form of Restricted Unit Grant.

*4.3	Form of Option Grant.

+4.4
Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005 (incorporated by reference to Exhibit 3.1 to Form 8-K filed August 10, 2005).

+4.5
First Amendment to Fifth Amended and Restated Partnership Agreement of Enterprise Products Partners L.P. dated as of December 27, 2007 (incorporated by reference to Exhibit 3.1 to Form 8-K/A filed January 3, 2008).

+4.6
Second Amendment to Fifth Amended and Restated Partnership Agreement of Enterprise Products Partners L.P. dated as of April 14, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed April 16, 2008).

+4.7
Fifth Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, dated as of November 7, 2007 (incorporated by reference to Exhibit 3.2 to Form 10-Q filed November 8, 2007).

*5.1	Opinion of Andrews Kurth LLP with respect to legality of the securities.

*23.1	Consent of Deloitte & Touche LLP.

*23.2	Consent of Andrews Kurth LLP (included as part of Exhibit 5.1).

*24.1	Power of Attorney (set forth on the signature page of this registration statement).

+ Incorporated by reference.

* Filed herewith.